EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (333-208624) and Form S-8 (333-219805, 333-206088, 333-197422, 333-193024, 333-184028, 333-169274, 333-138963, and 333-122686) of Energy Focus, Inc. of our report dated February 21, 2018 with respect to the consolidated financial statements which appears in this Form 10-K.

/s/ Plante & Moran, PLLC

Cleveland, Ohio
February 21, 2018